EXHIBIT 10.1

SEPARATION AND MUTUAL RELEASE AGREEMENT

This SEPARATION AND MUTUAL RELEASE AGREEMENT (this “Agreement” or “Release”) is entered into this 17th day of November, 2016 (the “Separation Date”), by and between Liquidmetal Technologies, Inc. (the “Company”) and Thomas Steipp (“Steipp”), (each a “Party” or collectively the “Parties”). In consideration of the promises and commitments made in this Release, the sufficiency and fairness of which is hereby acknowledged, the Company and Steipp agree as follows:

WHEREAS, the Company and Steipp desire to terminate that certain Amended and Restated Employment Agreement dated March 10, 2016 (the “Employment Agreement”).

WHEREAS, Steipp desires to resign from all positions he currently holds at the Company, including as the President, Chief Executive Officer and Director of the Company.

WHEREAS, the Company has offered, and Steipp has accepted, additional benefits in exchange for a general release of all claims. This Agreement is therefore entered into by the Company and Steipp to document the parties’ agreement regarding the terms of Steipp’s separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, it is agreed as follows:

ARTICLE 1: RESIGNATION

1.1     Resignation. Steipp hereby resigns, effective as of the Separation Date, from all his positions (including any director and officer positions) with the Company, including as an employee, all officer positions, and as a director of the Company. Steipp further resigns as of the Separation Date from any and all positions he holds with any subsidiary or affiliated company of the Company. As of the Separation Date, Steipp has no further rights, duties or obligations relating to the Company or the Company Released Parties (as defined below) other than as set forth in this Agreement. Steipp acknowledges that, except as set forth in this Agreement, any and all agreements, including the Employment Agreement relating to the Company or the Company Released Parties, are hereby cancelled by the Parties.

ARTICLE 2: OBLIGATIONS OF THE PARTIES

In consideration for Steipp’s execution of this Agreement, and provided Steipp signs and does not revoke his release set forth below and this Agreement becomes effective by the Effective Date, the Company hereby agrees that (i) it will pay to Steipp a one-time lump sum of $300,000.00 (subject to applicable tax withholdings) two business day after the Effective Date, (ii) if Steipp timely elects continuation coverage under COBRA, the Company will reimburse him (subject to applicable tax withholdings) for the premium costs for such continued coverage for up to the first 12 months after the Separation Date, or such earlier date as he is no longer eligible for such coverage, (iii) the vesting of any equity award held by Steipp on the Separation Date that is not completely vested as of the Separation Date shall immediately be accelerated so that such award becomes vested for that number of shares as to which it would be vested in the ordinary course if Steipp’s employment were to continue for 12 months following the Separation Date and (iv) the period of time during which Steipp shall be entitled to exercise any such award that is a stock option shall be extended to the earliest to occur of (1) the second anniversary of the Separation Date and, (2) the date on which the award would otherwise expire and terminate in accordance with its terms if service were to continue through such date.

In addition, Steipp will provide assistance to the Company via telephone and/or email through February 28, 2017, at no charge. Should the Company require assistance beyond February 28, 2017, it may elect to engage Steipp as part of a separately negotiated consulting agreement.

ARTICLE 3: RELEASED PARTIES

The Parties intend this Release to benefit and release the Company and Steipp and all entities and individuals which are affiliates of the Company or Steipp including, without limitation any corporation or entity hereafter controlled by, or under the control of, any of the above described affiliates or other known affiliates of the Company or Steipp, their heirs, predecessors, successors, administrators, assigns, and subsidiaries, and each of their respective officers, directors, agents, attorneys, and employees and their heirs, successors, administrators, assigns (collectively, the “Company Released Parties” with respect to the Company and the “Steipp Released Parties” with respect to Steipp).

ARTICLE 4: RELEASE OF ALL PARTIES

Steipp agrees and understands that Steipp is receiving in exchange for Steipp’s promises contained in this Agreement, something of value to Steipp. Steipp has determined that this is a fair exchange. In order for Steipp to receive this consideration, except for an action to enforce the terms of this Agreement or as otherwise provided in this Agreement, Steipp knowingly and voluntarily releases Company Released Parties from every possible claim that Steipp can legally waive. This waiver should be construed as broadly as possible to release all possible claims, debts, obligations, demands, judgments, or causes of action of any kind whatsoever, whether known or unknown, that may be waived. However, for additional clarity, the following is a list of some of the types of claims included in this Release: all claims in tort (for negligent or intentional acts), in contract, by statute, for constitutional violation, for wrongful discharge, discrimination, harassment, retaliation, or claims of personal injury, for compensatory, punitive, or other damages, expenses, reimbursements, or costs of any kind, including but not limited to, any and all claims, demands, rights, and/or causes of action arising out of employment with the Company or Company Released Parties, or relating to purported employment discrimination or violations of civil rights, including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Family and Medical Leave Act (“FMLA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990 (“ADA”), public and private whistle blower laws, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation act of 1973, the Employee Retirement Income Security Act of 1974 (“ERISA”), or other benefits laws, or any other applicable federal, state or local employment discrimination statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Steipp’s employment with the Company or the Company Released Parties, the separation from that employment or circumstances related thereto or by reason of any other matters, cause, or thing whatsoever, from the beginning of time to the signing of this Release, and specifically releases any claims that the Company Released Parties have any obligation to rehire Steipp at any time. Company agrees and understands that Company is receiving in exchange for Company’s promises contained in this Agreement, something of value to Company. Company has determined that this is a fair exchange. In order for Company to receive this consideration, Company knowingly and voluntarily releases the Steipp Released Parties from every possible claim that Company can legally waive. This waiver should be construed as broadly as possible to release all possible claims, debts, obligations, demands, judgments, or causes of action of any kind whatsoever, whether known or unknown, that may be waived. However, for additional clarity, the following is a list of some of the types of claims included in this Release: all claims in tort (for negligent or intentional acts), in contract, by statute, for constitutional violation, for wrongful discharge, discrimination, harassment, retaliation, or claims of personal injury, for compensatory, punitive, or other damages, expenses, reimbursements, or costs of any kind, including but not limited to, any and all claims, demands, rights, and/or causes of action arising out of employment with the Company, or relating to purported employment discrimination or violations of civil rights, including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the FMLA, the ADEA, the Older Workers Benefit Protection Act, the ADA, public and private whistle blower laws, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation act of 1973, the ERISA, or other benefits laws, or any other applicable federal, state or local employment discrimination statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Company’s employment of Steipp or the Steipp Released Parties, the separation from that employment or circumstances related thereto or by reason of any other matters, cause, or thing whatsoever, from the beginning of time to the signing of this Release. Notwithstanding the above, Company does not release Steipp for any acts that constitute fraud while employed by the Company as determined by a court of law.

Any contrary provision of this Agreement notwithstanding, this Agreement shall not be construed as a release or waiver by Steipp of any claim, demand or action for indemnity, reimbursement, damages or other relief by Steipp under that certain Amended and Restated Director and Officer Indemnification Agreement between the Company and Steipp dated September 30, 2015, Section 145 of the Delaware General Corporation Law or California Labor Code section 2802.

Steipp and the Company waive all the benefits and rights granted by California Civil Code section 1542, and any other applicable similar state laws, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time executing the release, which, if known by him or her must have materially affected his or her settlement with the debtor.”

This Agreement is intended to release and discharge any claims of Steipp under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows: (i) Steipp acknowledges that Steipp has read and understands the terms of this Agreement; (ii) Steipp acknowledges that Steipp has been advised to consult with an attorney, if desired, concerning this Agreement and has received all advice Steipp deems necessary concerning this Agreement; (iii) Steipp acknowledges that Steipp has been given twenty-one days from receipt of this Agreement to consider whether or not to enter into this Agreement (“Execution Deadline”), has taken as much of this time as necessary to consider whether to enter into this Agreement, and has chosen to enter into this Agreement freely, knowingly and voluntarily; (iv) for a seven day period following the execution of this Agreement by Steipp, Steipp may revoke this Agreement by delivering a written revocation to the Company’s Board of Directors. This Agreement shall not become effective and enforceable until the revocation period has expired (“Effective Date”). If Steipp does not sign this Agreement and provide the Company with an executed copy of the Agreement on or before the Execution Deadline or revokes the Agreement, Steipp shall not receive the any of the consideration set forth herein.

ARTICLE 5: POST EMPLOYMENT COOPERATION

5.1     Protection of Interests. Steipp has had access to and has been associated with one or more of the following assets of the Company: (i) trade secrets, (ii) valuable confidential business or professional information, (iii) prospective or existing clients, suppliers and other business associates of the Company, (iv) the goodwill of the Company’s clients, contractors, employees and other business associates, (v) extraordinary or specialized training or education, and (vi) other Confidential Information (defined below), and Steipp might have future access to such assets; provided, however, that nothing in this paragraph shall preclude Company or Steipp from testifying truthfully in any legal proceeding.

(a)    Non-Piracy and Non-Solicitation. Steipp will or has become familiar with the employees and personnel associated with the Company. Steipp acknowledges that but for his agreement to comply with the terms and conditions of this Agreement, Steipp would not have had or have any ongoing relationship with the Company. Accordingly, Steipp hereby agrees that Steipp shall not, either as an individual on his own account, or as a partner or joint venturer, or as an employee, agent, or under the authority of any person or business entity, investor, or as an officer, director or stockholder or an employer, without the Company's Chief Executive Officer’s prior written consent, directly or indirectly, influence or attempt to influence any employee of the Company to terminate his or her relationship with the Company for two (2) years from the date of this Agreement. At no time in the future will Steipp disclose or use any Confidential Information of the Company (including, but not limited to, knowledge of compensation, benefits, performance reviews, communications by Company Agents or alleged communications by Company Agents) for any reason in any manner unless agreed to by the Company's Chief Executive Officer or otherwise at the Company's Chief Executive Officer’s direction or request for the benefit of the Company.

(b)     Non-Disparagement. Company and Steipp covenant and agree that neither of them shall not hereafter engage in conduct that involves the making or publishing of written or oral statements or remarks, (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of Company or Steipp, the Company's management, or of management of corporations affiliated with the Company or Steipp.

(c)     Confidentiality. Steipp agrees that, Steipp shall protect and shall not disclose the Company’s Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean information possessed by the Company relating to the Company’s business, personnel, operations, finances, billing, and intellectual property clients. Confidential Information shall be deemed to include, but not be limited to, information relating to disclosures, processes, systems, techniques, government filings, materials, devices, costs, fees, payroll, finances, compensation structures, business plans, marketing plans, client or potential client information, trade secrets, business operations, human resources issues, legal claims, matters discussed at management meetings or matters discussed with executive officers the Company, or other office matters, and other information that the Company has expressly described to Steipp as confidential. Information or collections of information shall be considered included in the definition of Confidential Information if not known by the trade generally. Confidential Information shall include information, whether verbal or written, was disclosed to Steipp whether intentionally or inadvertently, prior to, during, or after employment. The obligations of Steipp hereunder shall continue in effect indefinitely. Despite the above, Steipp acknowledges that the Company will file a Form 8-K disclosing the subject matter contained herein and this Agreement shall be attached to such Form 8-K.

(d)      Return of Property. Steipp agrees to promptly return all Company property remaining in Steipp’s possession, including but not limited to all Confidential Information, credit cards, hardware, software, data, keys and documents, whether electronic or hardcopy (“Company Property”). Steipp also agrees to promptly return any subsequently discovered Company Property.

(e)     Governmental Reporting. Steipp understands that nothing in this Agreement is intended to interfere with or discourage any good faith disclosure by Steipp to any governmental entity related to a suspected violation of the law. Steipp understands that Steipp cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information so long as the disclosure is made in (1) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) a complaint or other document filed in a lawsuit or other proceeding, so long as such filing is made under seal. Steipp further understands that the Company will not retaliate against Steipp in any way for a disclosure made pursuant to this Section. Further, in the event Steipp makes such a disclosure, and files a lawsuit against the Company alleging that the Company retaliated against Steipp because of Steipp’s disclosure, Steipp understands that Steipp may disclose the relevant trade secret or confidential information to Steipp’s attorney, and may use the same in the court proceeding only if (1) Steipp ensures that any court filing that includes the trade secret or confidential information at issue is made under seal; and (2) Steipp does not otherwise disclose the trade secret or confidential information except as required by court order.

(f)     Remedies. Steipp further acknowledges and agrees with the Company that the particular matters referred to in this Agreement are of such nature that in the event of a threatened or actual violation thereof, proof of damages would be extremely difficult. Therefore, in the event of the breach or threatened breach by Steipp of the covenants contained in this Release, Steipp agrees that the Company shall be entitled to injunctions, both preliminary and final, without bond or security, enjoining and restraining such breach or threatened breach and such remedies shall be in addition to all other remedies which may be available to the Company either at law or in equity. The Company and Steipp agree and acknowledge that a violation of the covenants contained herein shall cause the Company to suffer irreparable damages, including the potential inability of the Company to prove specific money damages and Steipp agrees that he is estopped from subsequently asserting in any action to enforce the provisions of the covenants contained herein that the Company has an adequate remedy at law and therefore is not entitled to injunctive relief. However, no claim of breach of Article 5 by Company shall relieve it of the other obligations to Steipp in this Release.

ARTICLE 6: REVIEW OF RELEASE

Steipp and Company are advised to consult with an attorney prior to signing this Release. Steipp and Company understand that whether or not they consult with an attorney is their decision.

ARTICLE 7: MISCELLANEOUS

7.1     Survival. If any provision of this Release is declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term or provision, shall be deemed not to be part of this Release.

7.2     Duplicate Originals. This Release may be executed in several counterparts, each of which shall be deemed an original.

7.3     Headings. The headings contained in this Release are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Release or any provisions hereof.

7.4     Representations. In determining whether to execute this Release, Steipp has not relied on any representations by the Company other than the written representations contained in this Release and Company has not relied on any representations by Steipp other than the written representations contained in this Release.

7.5     Effectuating Release. Steipp and Company hereby agree to execute any additional documents that may reasonably be required to facilitate or effectuate this Release. The Parties are unaware of the existence of any such need at this time.

7.6     Review and Understanding. Steipp and Company acknowledge that they have read and understand the terms of this Release.

7.7     For Settlement Purposes. This Release is entered into in full accord and satisfaction and compromise of the claims or potential claims of Steipp and Company and is not in any way to be construed as an admission of any wrongdoing or liability on the part of the Steipp Released Parties or the Company Released Parties or an admission that the Steipp Released Parties or the Company Released Parties violated any law or breached any agreement. The Company and Steipp expressly deny any liability or violation and intend merely to avoid the costs associated with any potential litigation.

7.8       Voluntary. Steipp and Company agree that they executed this Release voluntarily and without duress, coercion, or undue influence.

7.9        Binding. This Release is binding on both Steipp’s and the Company’s heirs, administrators, executors, successors and assigns.

7.10    Entire Agreement. This Release contains the entire agreement between the parties and supersedes all prior agreements or understandings, whether written or oral, except that the Amended and Restated Director and Officer Indemnification Agreement between the Company and Steipp dated September 30, 2015, shall continue in full force and effect without change. By signing this Release, Steipp and Company acknowledge that they have reviewed, understand, and agree with each of the terms of this Release.

7.11     Governing Law and Jurisdiction. The laws of the State of California shall govern this Agreement, without deference to the principles of conflicts of law. Both jurisdiction and venue for any litigation pursuant to this Agreement shall be proper in the courts of California.

7.12     Confidentiality. Steipp agrees and promises that the existence, terms and conditions of this Agreement, including but not limited to the fact and amount of payment, (collectively the “Confidential Matters”) shall not be described or discussed or caused to be described or discussed in any manner, either written or oral, directly or indirectly, with any person, organization, company or entity, other than Employee’s spouse, attorneys, and/or tax advisors, without the prior written consent of the Company.

IN WITNESS WHEREOF, the undersigned parties, or their duly authorized representatives hereto have executed this Agreement as of the date first above written.

LIQUIDMETAL TECHNOLOGIES, INC.

By:   /s/ Tony Chung________________________
Name: Tony Chung
Title: Chief Financial Officer

THOMAS STEIPP

  /s/ Thomas Steipp_____________________
Thomas Steipp

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